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                              EMPLOYMENT AGREEMENT


AGREEMENT, entered into as of the 1st day of September, 1999 by and between Premier Classic Art, Inc. a Delaware corporation, having its principal office at 1158 Staffler Rd. Bridgewater, NJ 08807 and (hereinafter referred to as the "Corporation"), and Charles F. Trapp residing at 1158 Staffler Rd., Bridgewater, NJ 08807 (hereinafter referred to as the "Employee").

         WHEREAS, the Corporation desires to employ the Employee and the Employee desires to be employed by the Corporation upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual coverants herein contained, And for other good and valuable consideration, it is agreed as follows:

            1. (a) This Corporation hereby employs the Employee as its President and Chief Financial Officer. The employee shall perform the duties and have the responsibilities normally associated with such offices.

               (b) The Employee agrees to devote substantially all of his time during normal business hours to the Corporation's business and at other times as are reasonably necessary. The Employee agrees to use his best efforts while performing the aforesaid duties and such other executive duties consistent with the office of president as shall from time to time be assigned to him by the Board of Directors of the Corporation. During the term of his employment hereunder, the Employee shall not perform any services for any other company, which services conflict with his obligation

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under the next preceding sentence of this paragraph 1(b). Nothing in this
Agreement shall preclude the Employee from devoting reasonable periods required for:

                   (i) serving as a director or member of a committee of any organization involving no conflict of interest with the interest of the Corporation;

                   (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

                   (iii) engaging in charitable and community activities; and

                   (iv) managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this agreement.


            2. (a) The Corporation shall pay to the Employee, commencing September 2, 1999 a gross salary (before deduction for income taxes, social security, unemployment benefits, and other deductions required by law ("Base Salary") at the rate of Sixty Thousand Dollars ($60,000) per annum for the year ending August 31, 2000. Base Salary shall be payable no less often than monthly in accordance with corporate policy.

               (b) During the Term of Employment, the Executive shall be paid a 10% bonus annually by the Company after completion of the annual audit of the


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Company's financial statements by the independent accountants. The Bonus shall be based upon the net income of the Company, determined in accordance with Generally Accepted Accounting Principles, before charges for officers' bonus and income taxes (EBOBAT).

               (c) The Corporation will reimburse the Employee for his necessary and reasonable out-of-pocket expenses incurred in the course of his employment and in connection with his duties hereunder, upon presentation to the Corporation of satisfactory evidence of such expenses.

               (d) The Corporation will provide the Employee, his dependents and beneficiaries, with all payments and benefits to which officers of the Corporation, their dependents and beneficiaries, are entitled as the result of the employment of such officers during the period of employment under the terms of all employee plans.

               (e) Medical, dental, health and welfare plans, stock option plans, stock purchase plans and other deferred compensation plans.

               (f) During the term of employment the Company shall pay premiums on behalf of the Employee up to $3,000 per year for life insurance policies under which the ownership and beneficiaries are to be designed by the Employee.

               (g) During the term of employment the Company shall lease for the Employee an automobile of the Employee's choice with a cost of up to $35,000 or in the alternate, the employee may elect to receive a monthly payment consistent with

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the Internal Revenue Service lease schedule for a vehicle of equivalent value.
Employee shall be subject to taxation for personal use of the automobile in accordance with the Internal Revenue Code and the Internal Service regulations thereunder.

               (h) Employee will be entitled to all holidays, vacation, sick leave, and similar benefits provided to the Corporation's other senior executives.

               (i) In the event that there is a material change in the duties and responsibilities, or location of employment of the Employee from that existing on the date of this Employment Agreement, Employee shall have the option to terminate this Employment Agreement by resigning after which he shall be entitled to receive during the balance of the term monthly payments in the amount equal to one-twelfth (1/12) of the then Base Salary.

            3. The term of the Employees employment hereunder (hereinafter referred to as the "Term") shall commence on the date hereof and terminate August 31, 2002.

            4. This Employment Agreement and the employment of the Employee hereunder shall terminate:

               (a) As of the close of business on the last day of the month in which occurred the death of the employee. Accordingly, the legal representative of the deceased Employee shall be entitled to the compensation for the month in which death


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shall have occurred plus the amount of bonus that would be due the Employee from the current year and any unpaid bonus from the prior year. Such Salary and Bonus shall be paid within 30 days of the end of the month;

               (b) At the option of the Corporation, upon written notice to the Employee, in the event the Employee engages in conduct constituting Cause. For the Purpose of any provision of this Agreement, the termination of the Employee's employment shall be deemed to have been for Cause only if the Employee is guilty of willful misconduct or if the Employee is convicted of willful criminal conduct (or pleads guilty to such a crime) which is materially injurious to the Corporation. If Termination is for Cause, Employee shall be paid the balance if his monthly Base Salary;

               (c) If Termination is due to nonperformance by the Corporation for any reason, or is due to the liquidation, dissolution, consolidation or merger of the Corporation or transfer of all or a significant portion of its assets unless the successor to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Corporation under this Employment agreement then the employee shall receive a consulting fee equal to $100,000 per year for two years following the Employee's Termination, and shall be payable in equal quarter-annual installments of $25,000 each.

This Employment Agreement constitutes the entire agreement and understanding between the Corporation and the Employee relating to the latter's employment, shall be governed by and construed in accordance with the laws of the State of New Jersey and may not be changed, terminated or discharged orally.


James  Cheatham
President and Director



                                Charles F. Trapp